Filed Pursuant to Rule 424(b)(7)
Registration No. 333-188864

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 10, 2013)

Enduro Royalty Trust

11,200,000 Trust Units

All of the trust units representing beneficial interests in Enduro Royalty Trust (the “trust”) offered hereby are being sold by Enduro Resource Partners LLC (“Enduro” or the “selling unitholder”). Please read “Selling Trust Unitholder.”

The trust units are listed on the New York Stock Exchange under the symbol “NDRO.” On September 25, 2013, the last reported sale price for the trust units was $15.00 per unit.

Investing in the trust units involves risks. See “Risk Factors” on page S-8 of this prospectus supplement and on page 4 of the accompanying prospectus.

	Per Trust Unit	Total
Price to the public	$13.850	$155,120,000
Underwriting discount	$0.554	$6,204,800
Proceeds to the selling unitholder (before expenses)	$13.296	$148,915,200

The selling unitholder has granted the underwriters a 30-day option to purchase up to 1,680,000 additional trust units on the same terms and conditions as set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters will deliver the trust units on or about October 2, 2013.

Barclays	Citigroup	Goldman, Sachs & Co.
J.P. Morgan		Wells Fargo Securities

RBC Capital Markets	Ladenburg Thalmann & Co. Inc.

Prospectus Supplement dated September 26, 2013.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we may provide to you. We, the selling unitholder and the underwriters have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We, the selling unitholder and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the accompanying prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. Generally, when we use the term “prospectus,” we are referring to both parts combined. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

In making an investment decision, prospective investors must rely on their own examination of the trust and the terms of the offering, including the merits and risks involved. Prospective investors should not construe anything in this prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to purchase the securities under applicable legal investment, or similar laws or regulations.

Any statement made in this prospectus, any free writing prospectus authorized by us or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any free writing prospectus authorized by us or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Where You Can Find More Information” in this prospectus supplement.

S-ii

SUMMARY

The summary highlights information contained elsewhere in this prospectus supplement and the documents incorporated by reference. It does not contain all of the information that you should consider before making an investment decision. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents referred to herein. Please read “Risk Factors” on page S-8 of this prospectus supplement and on page 4 of the accompanying prospectus, as well as “Part I—Item 1A. Risk Factors” in the trust’s Annual Report on Form 10-K for the year ended December 31, 2012, for more information about important risks that you should consider before investing in the trust units.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus to the “trust,” “we,” “us” or “our” are to Enduro Royalty Trust. You will find definitions for terms relating to the oil and natural gas business in “Glossary of Certain Oil and Natural Gas Terms.”

The Trust

The trust is a statutory trust created under the Delaware Statutory Trust Act in May 2011. The Bank of New York Mellon Trust Company, N.A., as trustee, administers the business and affairs of the trust. In addition, Wilmington Trust Company acts as Delaware trustee of the trust. The principal offices of the trust are located at 919 Congress Avenue, Suite 500, Austin, Texas 78701, and its telephone number is (713) 483-6792.

The trust was created to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain properties in the states of Texas, Louisiana and New Mexico held by Enduro as of the date Enduro conveyed the net profits interest to the trust (the “Net Profits Interest”). The properties in which the trust holds the Net Profits Interest are referred to as the “Underlying Properties.”

Enduro acquired the Underlying Properties, which are located in the Permian Basin and East Texas/North Louisiana, in three separate transactions. As of December 31, 2012, third party oil and natural gas companies with significant experience in the development and operation of oil and natural gas properties operated approximately 99% of the wells on the Underlying Properties. The Net Profits Interest is passive in nature and neither the trust nor the trustee has any control over, or responsibility for costs relating to, the operation of the Underlying Properties. The trust agreement provides that the trust’s business activities are limited to owning the Net Profits Interest and any activity reasonably related to such ownership, including activities required or permitted by the terms of the conveyance agreement relating to the Net Profits Interest. As a result, the trust is not permitted to acquire other oil and natural gas properties or net profits interests or otherwise engage in activities beyond those necessary for the conservation and protection of the Net Profits Interest.

The trust makes monthly cash distributions of all of its monthly cash receipts, after deduction of fees and expenses for the administration of the trust, to holders of its trust units as of the applicable record date (generally the last business day of each calendar month) on or before the 10th business day after the record date. The trust is not subject to any pre-set termination provisions based on a maximum volume of oil or natural gas to be produced or the passage of time. For a description of the trust agreement and the trust units, please read “Description of the Trust Agreement” and “Description of the Trust Units” in the accompanying prospectus.

The Underlying Properties

The Underlying Properties consist of producing and non-producing interests in oil and natural gas units, wells and lands in Texas, Louisiana and New Mexico. The Underlying Properties include a portion of the assets in East Texas and North Louisiana acquired by Enduro from Denbury Resources Inc. in December 2010, and all of the assets in the Permian Basin of New Mexico and West Texas acquired by Enduro from Samson Investment Company and ConocoPhillips Company in January 2011 and February 2011, respectively. The Underlying Properties are divided into two geographic regions: the Permian Basin region and East Texas/North Louisiana region.

As of December 31, 2012, the Underlying Properties had proved reserves of 21.4 MMBoe. As of December 31, 2012, approximately 90% of the volumes and substantially all of the PV-10 value of the proved reserves associated with the Underlying Properties were attributable to proved developed reserves. As of December 31, 2012, substantially all of the proved reserves attributable to the Underlying Properties, based on PV-10 value, were operated by third party operators. See “Summary—Summary Reserve and Production Information.”

Enduro’s interests in the Underlying Properties require Enduro to bear its proportionate share of the costs of development and operation of such properties. As of December 31, 2012, Enduro held average working interests of approximately 15% and 21% and an average net revenue interest of approximately 13% and 16% in the Underlying Properties located in the Permian Basin and East Texas/North Louisiana regions, respectively. The Underlying Properties are also burdened by non-cost bearing interests owned by third parties consisting primarily of overriding royalty and royalty interests. Capital expenditures incurred from January 1, 2013 through July 31, 2013 for the Underlying Properties have totaled $7.8 million while revenues less direct operating expenses for such period have totaled $42.5 million.

Permian Basin Region

The Permian Basin is one of the largest and most prolific oil and natural gas producing basins in the United States. The Underlying Properties in the Permian Basin contain 142,684 gross (32,419 net) acres in Texas and New Mexico.

Four of the largest fields in the Permian Basin region of the Underlying Properties are the following (measured by PV-10 value as of December 31, 2012):

•

The largest field in the Permian Basin region is the Apache operated North Central Levelland Unit discovered in 1937. This unit is a waterflood property and produces from the San Andres formation at a depth of approximately 4,900 feet. Proved reserves attributable to the Underlying Properties in the North Central Levelland Unit were 2.5 MMBoe as of December 31, 2012.

•

The second largest field in the Permian Basin region is the Apache operated North Monument Grayburg Unit discovered in 1929. Proved reserves attributable to the Underlying Properties in the North Monument Grayburg Unit were 2.4 MMBoe as of December 31, 2012.

•

The third largest field in the Permian Basin region is the Lost Tank field operated by Occidental Petroleum. This unit produces from the Brushy Canyon and Wolfcamp formations at depths up to 8,500 feet. Proved reserves attributable to the Underlying Properties in the Lost Tank field were 1.8 MMBoe as of December 31, 2012.

•

The fourth largest field in the Permian Basin region is the North Cowden Unit discovered in 1930. The North Cowden Unit is undergoing both waterflood and CO2 recovery processes. This unit produces from the Grayburg formation at a depth of 4,500 feet. Proved reserves attributable to the Underlying Properties in the North Cowden field were 2.0 MMBoe as of December 31, 2012. The operator of the North Cowden field is Occidental.

East Texas/North Louisiana Region

The Underlying Properties contain interests in 13,380 gross (4,994 net) acres in the East Texas/North Louisiana region across three fields: the Elm Grove Field, operated by BHP Billiton, the Kingston Field, operated by EXCO Resources, Inc., and the Stockman Field, operated by Enduro. In the Kingston Field, EXCO Resources has drilled wells on 80-acre well spacing. The proved reserves associated with the Underlying Properties in the East Texas/North Louisiana region do not include reserves attributable to 80-acre well spacing nor are there any reserves from the Bossier, Cotton Valley Lime or Smackover formations. However, the Underlying Properties include the economic rights to production from these formations on Enduro’s acreage position in the event that production is generated from them. Enduro will not be able to influence development activities in the non-operated fields, and no assurance can be given that such down spacing will continue or that the referenced additional formations will be produced.

Key Investment Considerations

The following are some key investment considerations related to the Underlying Properties, the Net Profits Interest and the trust units:

•

Mature oil base combined with significant production and inventories of low risk natural gas locations. The Underlying Properties in the Permian Basin region include multiple mature oil fields currently using secondary and tertiary recovery methods. These fields typically are characterized by mature long-lived production profiles. Many of the Underlying Properties in the Permian Basin currently under waterflood have CO2 recovery potential, which could increase the ultimate oil recovered from these fields. In addition, continued development of two wells in the Lost Tank field, which are currently scheduled for completion in the first quarter of 2014, is expected to increase production by approximately 200 Boe per day in the first quarter of 2014. The Underlying Properties located in the East Texas/North Louisiana region have significant natural gas production and near-term growth potential stemming primarily from the development of the Haynesville Shale and the horizontal Cotton Valley plays. Future increases in natural gas prices could accelerate development activity in this region, thereby increasing cash flows.

•

Substantial proved developed reserves. Proved developed reserves are the most valuable and lowest risk category of reserves because their production requires no significant future development expenses. As of December 31, 2012, approximately 90% of the volumes and substantially all of the PV-10 value of the proved reserves associated with the Underlying Properties were attributable to proved developed reserves.

•

Additional development opportunities. Enduro believes that the Underlying Properties are likely to offer economic development opportunities in the future that are not reflected in existing proved reserves and that could significantly increase future reserves and production. In the Permian Basin region, future increases in estimated oil recovery factors may increase reserves and production. Such increases in recovery factors may occur through, among other means, the implementation of additional enhanced recovery techniques, infill drilling and production outperformance. Examples of potential development opportunities not included in proved reserves in the East Texas/North Louisiana region include increased density drilling, refracs and development of prospective formations such as the Bossier Shale and Smackover, among others.

•

Location in areas with significant histories of oil and natural gas production. Long producing histories in the Permian Basin and East Texas/North Louisiana regions provide well established production profiles which increase certainty of production estimates. These regions also have significant access to oilfield services and pipeline takeaway infrastructure. In addition, Enduro believes that operating risk is generally lower in regions accustomed to oil and natural gas production.

•

Leading third-party operators. In the Permian Basin region, approximately 68% of the PV-10 value of the proved reserves as of December 31, 2012 was operated by Occidental Petroleum, Apache Corporation or Kinder Morgan Inc., all of whom are among the top 10 producers in the basin by volume. These operators also have many years of experience in maximizing production response from mature oil and natural gas fields through enhanced recovery techniques. In the East Texas/North Louisiana region, approximately 77% of the PV-10 value of proved reserves as of December 31, 2012 was operated by BHP Billiton and EXCO Resources, Inc. These companies are two of the most active operators in the Haynesville Shale play and have significant operating experience in the region.

•

High Operating Margins. The Underlying Properties have historically generated substantial operating margins. For the year ended December 31, 2012, direct operating expenses (lease operating, gathering and processing, production and other taxes) on the Underlying Properties averaged $16.54 per Boe. During the same period, the sales price for oil and natural gas averaged $45.36 per Boe, providing an operating margin of $28.82 per Boe, or 64%.

•

Aligned interests of sponsor. Immediately following the closing of this offering, and assuming that the underwriters do not exercise their option to purchase additional trust units, Enduro will have an effective ownership of approximately 41% of the net profits attributable to the sale of oil and natural gas produced from the Underlying Properties, consisting of its retained 20% interest in the net profits from the sale of production from the Underlying Properties and its ownership of approximately 26% of the trust units.

Ownership and Organizational Structure

The following chart depicts our organizational structure and ownership after the closing of this offering (without giving effect to any exercise of the underwriters’ option to purchase additional trust units).

Summary Reserve and Production Information

The following table summarizes the estimated proved reserve quantities and discounted future cash flows attributable to the trust and Underlying Properties as of December 31, 2012, from the reserve report, dated January 18, 2013, prepared for the trust by Cawley, Gillespie & Associates, Inc., independent petroleum engineers. Additional information regarding the net proved reserves attributable to the trust and the calculation of the standardized measure of the related discounted future net revenues is provided in the trust’s annual report on Form 10-K for the year ended December 31, 2012, and the notes to the financial statements included therein.

	Trust Net Profits Interest				Underlying Properties
	Oil	Natural Gas	Total	PV-10(1)	Oil	Natural Gas	Total	PV-10(1)
	(MBbls)	(MMcf)	(MBOE)	(in thousands)	(MBbls)	(MMcf)	(MBOE)	(in thousands)
Proved Developed Producing	5,307	19,264	8,518	$239,739	12,139	41,698	19,089	$299,673
Proved Developed Non-Producing	17	15	19	802	29	27	33	1,003

Proved Developed	5,324	19,279	8,537	240,541	12,168	41,725	19,122	300,676
Proved Undeveloped	—	1,050	175	(2,750)	—	13,402	2,234	(3,436)

Total Proved	5,324	20,329	8,712	$237,791	12,168	55,127	21,356	$297,240

(1)	PV-10 is the present value of estimated future net revenue to be generated from the production of proved reserves, discounted using an annual discount rate of 10%, calculated without deducting future income taxes. Standardized measure of discounted future net cash flows is calculated the same as PV-10 except that it deducts future income taxes and future abandonment costs. Because Enduro bears no federal income tax expense and taxable income is passed through to the unitholders of the trust, no provision for federal or state income taxes is included in the reserve reports, and the PV-10 value is equal to the standardized measure of discounted future net cash flows. PV-10 is a non-GAAP financial measure as defined by the Securities and Exchange Commission (the “SEC”) and is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. The pre-tax PV-10 value and the standardized measure of discounted future net cash flows do not purport to present the fair value of the oil and natural gas reserves attributable to the Underlying Properties.

There are many uncertainties inherent in estimating reserve volumes and values, and the estimates are subject to change as additional information becomes available. The reserve data set forth above, although prepared by independent petroleum engineers in a manner customary in the industry, are estimates only, and actual volumes and values of oil and natural gas are likely to differ from the estimated amounts set forth above. In addition, the reserve estimates for the Net Profits Interest will be affected by future changes in sales prices for oil and natural gas produced and costs that are deducted in calculating net profits.

The following table displays oil and natural gas sales, volumes and average prices (excluding the effects of certain hedging arrangements) from the Underlying Properties, representing the amounts included in the Net Profits Interest calculation for distributions paid during the periods set forth below:

	Underlying Sales Volumes		Average Prices
	Oil (Bbls)	Natural Gas (Mcf)	Oil (per Bbl)	Natural Gas (per Mcf)
December	220,481	1,413,458	$89.39	$4.63

Total – 2011	220,481	1,413,458	$89.39	$4.63

January	90,717	755,809	$82.77	$4.74
February	91,431	817,344	$83.24	$4.11
March	83,844	950,978	$93.99	$3.93
April	86,314	843,318	$94.88	$3.75
May	83,735	799,759	$97.30	$3.51
June	79,914	819,095	$98.62	$3.31
July	81,730	665,676	$101.11	$3.03
August	73,609	753,823	$101.36	$2.77
September	83,302	762,632	$87.80	$2.53
October	77,410	1,336,036	$76.17	$2.41
November	79,184	918,802	$81.62	$2.49
December	83,573	927,143	$86.24	$2.85

Total – 2012	994,763	10,350,415	$90.29	$3.24

January	76,499	887,931	$91.53	$3.02
February	77,200	827,053	$84.87	$2.83
March	75,573	798,646	$81.40	$3.21
April	77,391	755,408	$77.66	$3.54
May	76,627	740,410	$79.24	$3.67
June	68,813	699,021	$79.77	$3.39
July	75,917	612,661	$86.06	$3.38
August	71,326	631,104	$88.75	$3.60
September	73,853	868,130	$92.32	$3.77

Total – Nine Months Ended September 30, 2013	673,199	6,820,364	$84.62	$3.38

The Offering

Trust units offered by the selling unitholder	11,200,000 trust units or, 12,880,000 trust units, if the underwriters exercise their option to purchase additional trust units in full.

Trust units outstanding before and after this offering	33,000,000 trust units.

Use of proceeds	The trust will not receive any proceeds from the sale of the trust units by the selling unitholder. Enduro has advised us that it intends to use the net proceeds to pay down a portion of the outstanding borrowings under its senior secured credit agreement. Please read “Use of Proceeds.”

Cash distributions	Holders of trust units are entitled to receive monthly cash distributions from the proceeds that the trust receives from Enduro pursuant to the Net Profits Interest.

The trust declared a September per unit distribution of $0.127255, payable on October 15, 2013 to unitholders of record on September 30, 2013.

For a more detailed description of the trust’s cash distribution policy, please read “Price Range of Trust Units and Distributions” in this prospectus supplement and “Description of the Trust Units” in the accompanying prospectus.

Risk factors	An investment in the trust units involves risks. Please read “Risk Factors” on page S-8 of this prospectus supplement and on page 4 of the accompanying prospectus, as well as “Part I—Item 1A. Risk Factors” in the trust’s Annual Report on Form 10-K for the year ended December 31, 2012.

New York Stock Exchange symbol	NDRO

Estimated ratio of taxable income to distributions	Enduro estimates that a trust unitholder who owns the trust units purchased in this offering through the record date for distributions for the month ending December 31, 2016, will recognize, on a cumulative basis, an amount of federal taxable income with respect to the trust units for that period of less than 25% of the cash distributed to such trust unitholder.

Summary of income tax consequences	Trust unitholders are taxed directly on the income from assets of the trust. The trust treats the Net Profits Interest, which was granted to the trust on a perpetual basis, as a mineral royalty interest that generates ordinary income subject to depletion for U.S. federal income tax purposes. Please read “Material Tax Considerations.”

RISK FACTORS

An investment in the trust units involves risk. You should carefully consider and evaluate the risks and uncertainties described in “Part I—Item 1A. Risk Factors” of the trust’s Annual Report on Form 10-K for the year ended December 31, 2012, as updated by the additional risks and uncertainties set forth in other filings that the trust makes with the SEC. In addition, you should carefully read all of the other information included in this prospectus supplement, the accompanying prospectus and the documents the trust has incorporated by reference herein and therein in evaluating an investment in the trust units. If any of the described risks actually were to occur, the trust’s business, financial condition or results of operations could be affected materially and adversely. In that case, the trading price of the trust units could decline and you could lose all or part of your investment. Please also read “Forward-Looking Statements.”

USE OF PROCEEDS

The trust will not receive any proceeds from the sale of the trust units. Enduro has advised us that it intends to use the net proceeds to pay down a portion of the outstanding borrowings under its senior secured credit agreement. Affiliates of certain of the underwriters are lenders under Enduro’s senior secured credit agreement and will receive a substantial portion of the proceeds from this offering. See “Underwriting—FINRA Rules.” The selling unitholder will pay all underwriting discounts and commissions in connection with this offering.

PRICE RANGE OF TRUST UNITS AND DISTRIBUTIONS

The trust units commenced trading on the NYSE on November 3, 2011 under the symbol “NDRO.” Prior to November 3, 2011, there was no established public trading market for the trust units. The last reported sale price of the trust units on the NYSE on September 25, 2013 was $15.00. As of September 24, 2013, there were three holders of record of trust units.

Unit Price Information			Cash Distribution Information
Period	High	Low	Month	Distribution Per Unit
Quarter Ending September 30, 2013 (through September 25, 2013)	$15.92	$14.66	September	$0.127255	(1)
			August	$0.162363
			July	$0.133930
Quarter Ended June 30, 2013	$16.88	$15.45	June	$0.128817
			May	$0.096825
			April	$0.124518
Quarter Ended March 31, 2013	$17.95	$15.29	March	$0.056553
			February	$0.070519
			January	$0.125276
Quarter Ended December 31, 2012	$19.51	$15.25	December	$0.139439
			November	$0.160896
			October	$0.140765
Quarter Ended September 30, 2012	$19.73	$16.37	September	$0.142001
			August	$0.137992
			July	$0.150535
Quarter Ended June 30, 2012	$21.73	$15.01	June	$0.145842
			May	$0.146649
			April	$0.148038
Quarter Ended March 31, 2012	$22.02	$18.95	March	$0.155529
			February	$0.142435
			January	$0.140337
Quarter Ended December 31, 2011(2)	$21.85	$18.01	December	$0.148113
			November	$0.314703	(3)

(1)	The distribution attributable to the month ending September 30, 2013 is payable on October 15, 2013 to unitholders of record on September 30, 2013.
(2)	For the period from November 3, 2011 through December 31, 2011.
(3)	The trust’s first distribution related to net profits generated during the calculation period from July 1, 2011 through September 30, 2011.

SELLING TRUST UNITHOLDER

This prospectus supplement covers the offering for resale of up to 12,880,000 trust units. The selling unitholder acquired its trust units on November 8, 2011 in exchange for the initial contribution of assets to the trust and in connection with the initial public offering of the trust units. The trust registered the trust units described below pursuant to a registration rights agreement entered into between the trust and the selling unitholder in connection with the trust’s initial public offering.

The selling unitholder will bear all costs and expenses incidental to the preparation and filing of the registration statement of which this prospectus supplement forms a part, including any underwriting discounts or commissions but excluding certain internal expenses of the trust, which will be borne by the trust.

The selling unitholder is not a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act.

The following table provides information regarding the selling unitholder’s ownership of the trust units as of September 24, 2013 based on information supplied to us by the selling unitholder on or prior to that date. The trust has not sought to verify such information.

	Ownership of Trust Units Before Offering		Number of Trust Units Being Offered	Ownership of Trust Units After Offering(1)
Selling Trust Unitholder	Number	Percentage		Number	Percentage
Enduro Resource Partners LLC	19,800,000	60%	11,200,000	8,600,000	26%

(1)	Assumes that the underwriters’ option to purchase additional trust units is not exercised.

MATERIAL TAX CONSIDERATIONS

The tax consequences to you of an investment in our trust units will depend in part on your own tax circumstances. Although this section updates and adds information related to certain tax considerations, it should be read in conjunction with the risk factors included under the caption “Tax Risks Related to the Trust Units” beginning on page 34 of our Annual Report on Form 10-K for the year ended December 31, 2012 and with “U.S. Federal Income Tax Considerations” in the accompanying prospectus, which provides a discussion of the principal federal income tax considerations associated with the purchase, ownership and disposition of our trust units. The following discussion is limited as described under the caption “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

All prospective trust unitholders are encouraged to consult with their own tax advisors about the federal, state, local and foreign tax consequences particular to their own circumstances. In particular, ownership of trust units by tax-exempt entities, including employee benefit plans and IRAs, and foreign investors raises issues unique to such persons. The relevant rules are complex, and the discussions herein and in the accompanying prospectus do not address tax considerations applicable to tax-exempt entities and foreign investors, except as specifically set forth in the accompanying prospectus. Please read “U.S. Federal Income Tax Considerations— Tax Consequences to Non-U.S. Trust Unitholders” and “U.S. Federal Income Tax Considerations—Tax Consequences to Tax Exempt Organizations” in the accompanying prospectus.

Ratio of Taxable Income to Distributions

Enduro estimates that a purchaser of trust units in this offering who owns those trust units from the date of closing of this offering through the record date for distributions for the month ending December 31, 2016, will recognize, on a cumulative basis, an amount of federal taxable income with respect to the trust units for that period of less than 25% of the cash distributed to such trust unitholder with respect to that period. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the Internal Revenue Service could disagree. Accordingly, the trust cannot assure trust unitholders that these estimates will prove to be correct. The actual percentage of distributions that will correspond to taxable income could be higher or lower than expected, and any differences could be material and could materially affect the value of the trust units.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders.

These rules generally will apply to payments of FDAP Income made on or after July 1, 2014 and to payments of relevant Gross Proceeds made on or after January 1, 2017. Thus, to the extent the trust has FDAP

Income or Gross Proceeds after these dates that are not treated as effectively connected with a U.S. trade or business (please read “U.S. Federal Income Tax Considerations — Tax Consequences to Non-U.S. Trust Unitholders” in the accompanying prospectus), unitholders who are foreign financial institutions or certain other non-U.S. entities may be subject to withholding on distributions they receive from the trust, or their distributive share of the trust’s income, pursuant to the rules described above.

Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our trust units.

UNDERWRITING

Barclays Capital Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as the representatives of the underwriters and joint book-running managers of this offering. Under the terms of the underwriting agreement, each of the underwriters named below has severally agreed to purchase from the selling unitholder the respective number of trust units shown opposite its name below:

Underwriters	Number of Trust Units
Barclays Capital Inc.	2,105,600
Citigroup Global Markets Inc.	2,105,600
Goldman, Sachs & Co.	2,105,600
J.P. Morgan Securities LLC.	2,105,600
Wells Fargo Securities, LLC	2,105,600
RBC Capital Markets, LLC	392,000
Ladenburg Thalmann & Co. Inc.	280,000

Total	11,200,000

The underwriting agreement provides that the underwriters’ obligation to purchase trust units depends on the satisfaction of the conditions contained in the underwriting agreement including:

•

the obligation to purchase all of the trust units offered hereby (other than those trust units covered by their option to purchase additional units as described below), if any of the trust units are purchased;

•	the representations and warranties made by the trust and the selling unitholder to the underwriters are true;

•	there is no material change in the business of the trust or the financial markets; and

•	the trust and the selling unitholder deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions the selling unitholder will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional trust units. The underwriting fee is the difference between the price to the public and the amount the underwriters pay to the selling unitholder for the trust units.

	No Exercise	Full Exercise
Per trust unit	$0.554	$0.554
Total	$6,204,800	$7,135,520

The representatives of the underwriters have advised the trust and the selling unitholder that the underwriters propose to offer the trust units directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.3324 per trust unit. After the offering, the representatives may change the offering price and other selling terms.

The selling unitholder will bear all costs and expenses incidental to the preparation and filing of the registration statement of which this prospectus supplement forms a part, including any underwriting discounts or commissions. These expenses (excluding underwriting discounts or commissions) are expected to be approximately $200,000.

Option to Purchase Additional Trust Units

The selling unitholder has granted the underwriters an option exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 1,680,000 trust units at the public offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional trust units based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

The selling unitholder and certain of its officers and directors have agreed that, without the prior written consent of Barclays Capital Inc., they will not directly or indirectly, (1) offer for sale, sell or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any trust units (including, without limitation, trust units that may be deemed to be beneficially owned by them in accordance with the rules and regulations of the SEC and trust units that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for trust units or sell or grant options, rights or warrants with respect to any trust units or securities convertible into or exchangeable for trust units (other than the sale of the trust units to the underwriters in this offering), (2) enter into any swap or other derivative transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the trust units, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any trust units or securities convertible, exercisable or exchangeable into trust units or any other securities of the trust or (4) publicly disclose the intention to do any of the foregoing for a period of 60 days after the date of this prospectus.

The 60-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 60-day restricted period, the trust issues an earnings release or material news or a material event relating to the trust occurs; or

•	prior to the expiration of the 60-day restricted period, the trust announces that it will release earnings results during the 16-day period beginning on the last day of the 60-day period,

in which case the restrictions describing in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of a material event, unless such extension is waived in writing by Barclays Capital Inc.

Barclays Capital Inc., in its sole discretion, may release the trust units and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release trust units and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of trust units and other securities for which the release is being requested and market conditions at the time. Barclays Capital Inc. has informed the selling unitholder that it does not presently intend to release any trust units or other securities subject to the lock-up agreements.

Indemnification

The trust and the selling unitholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities. Enduro has agreed to indemnify the trust and others against certain liabilities any of them may incur in connection with the offering.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the trust units, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of trust units in excess of the number of trust units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of trust units involved in the sales made by the underwriters in excess of the number of trust units they are obligated to purchase is not greater than the number of trust units that they may purchase by exercising their option to purchase additional trust units. In a naked short position, the number of trust units involved is greater than the number of trust units in their option to purchase additional trust units. The underwriters may close out any short position by either exercising their option to purchase additional trust units and/or purchasing trust units in the open market. In determining the source of trust units to close out the short position, the underwriters will consider, among other things, the price of trust units available for purchase in the open market as compared to the price at which they may purchase trust units through their option to purchase additional trust units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the trust units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the trust units in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the trust units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the trust units or preventing or retarding a decline in the market price of the trust units. As a result, the price of the trust units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time. Specifically, prior to purchasing the trust units being offered pursuant to this prospectus supplement, on September 26, 2013, Barclays Capital Inc. purchased, on behalf of the syndicate, 116,150 trust units at an average price of $13.95 per unit in stabilizing transactions.

None of the trust, the selling unitholder or any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the trust units. In addition, none of the trust, the selling unitholder or any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of trust units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

FINRA Rules

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the selling unitholder and the trust, for which they received or may in the future receive customary fees and expenses.

Because the Financial Industry Regulatory Authority (“FINRA”) views the trust units offered hereby as interests in a direct participation program, the offering is being made in compliance with FINRA Rule 2310. Investor suitability with respect to the trust units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the selling unitholder and the trust. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Additionally, affiliates of Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and RBC Capital Markets, LLC are lenders under the selling unitholder’s senior secured credit agreement and will receive a substantial portion of the proceeds from this offering pursuant to the repayment of a portion of the borrowings thereunder.

LEGAL MATTERS

Richards, Layton & Finger, P.A., as special Delaware counsel to the trust, will give a legal opinion as to the validity of the trust units. Latham & Watkins LLP, Houston, Texas, counsel to Enduro, will give opinions as to certain other matters relating to the offering, including the tax opinion described in the section of the accompanying prospectus captioned “U.S. Federal Income Tax Considerations.” Certain legal matters in connection with the trust units offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

Certain information included or incorporated by reference in this prospectus regarding the estimated quantities of reserves of Enduro, the Underlying Properties and the Net Profits Interest owned by the trust, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers.

The financial statements of Enduro Royalty Trust appearing in Enduro Royalty Trust’s Annual Report (Form 10-K) for the year ended December 31, 2012, and the effectiveness of Enduro Royalty Trust’s internal control over financial reporting as of December 31, 2012, and the statements of revenues and direct operating expenses of the Predecessor Underlying Properties, the Samson Permian Basin Assets, and the ConocoPhillips Permian Basin Assets for the year ended December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements of Enduro Royalty Trust to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting of Enduro Royalty Trust as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

Some statements made by the trust and Enduro in this prospectus supplement, including information in documents incorporated by reference, are prospective and constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact regarding the financial position, business strategy, production and reserve growth, and other plans and objectives for the future operations of Enduro and any statements regarding future matters relating to the trust are forward-looking statements. Such statements may be influenced by factors that could cause actual outcomes and results to differ materially from those projected. No assurance can be given that such expectations will prove to have been correct. When used in this prospectus supplement, the words “believes,” “expects,” “anticipates,” “intends” or similar expressions are intended to identify such forward-looking statements. These risks include, but are not limited to:

•	risks associated with the drilling and operation of oil and natural gas wells;

•	the amount of future direct operating expenses and development expenses;

•	the effect of existing and future laws and regulatory actions;

•	the effect of changes in commodity prices or alternative fuel prices;

•	the impact of hedge contracts;

•	conditions in the capital markets;

•	competition in the energy industry;

•	uncertainty of estimates of oil and natural gas reserves and production; and

•	cost inflation.

Should one or more of these risks or uncertainties described above or elsewhere in this prospectus supplement occur, or should underlying assumptions prove incorrect, actual results may differ materially from future results expressed or implied by the forward-looking statements. All forward-looking statements attributable to Enduro or the trust are expressly qualified in their entirety by this cautionary statement. All forward-looking statements, all other information regarding the Underlying Properties (other than information contained in the trust’s reserve report prepared by Cawley, Gillespie & Associates, Inc.), and all information set forth in the Summary under “The Underlying Properties,” “Permian Basin Region,” “ East Texas/North Louisiana Region” and “Key Investment Considerations” has been furnished by Enduro.

WHERE YOU CAN FIND MORE INFORMATION

The trust is subject to the informational requirements of the Exchange Act, and, therefore, it files annual, quarterly and current reports and other information with the SEC. You may read and copy any document the trust files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at the address in the previous sentence. To obtain information on the operation of the public reference room you may call the SEC at (800) SEC-0330. The trust’s SEC filings are available on the SEC’s website at http://www.sec.gov under File No. 001-35333.

The SEC allows the trust to “incorporate by reference” information that it files with the SEC, which means that the trust can disclose important information to you by referring you to documents previously filed with the SEC. The trust incorporates by reference the documents listed below and any future filings it makes with the SEC under Section 13(a), 13(f), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to 2.02 or 7.01 on any current report on Form 8-K) between the date of this prospectus supplement and the termination of this offering:

•	the trust’s Annual Report on Form 10-K for the year ended December 31, 2012;

•	the trust’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013; and

•

the description of the trust units contained in the trust’s Registration Statement on Form 8-A filed on November 1, 2011 and any subsequent amendments or reports filed for the purpose of updating such information.

Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the trust’s filings with the SEC from the trust at no cost by writing or by telephoning the following address or telephone number:

Enduro Royalty Trust

c/o The Bank of New York Mellon Trust Company, N.A., as Trustee

919 Congress Avenue

Austin, Texas 78701

1-713-483-6792

GLOSSARY OF CERTAIN OIL AND NATURAL GAS TERMS

In this prospectus the following terms have the meanings specified below.

Bbl—One stock tank barrel of 42 U.S. gallons liquid volume, used herein in reference to crude oil and other liquid hydrocarbons.

Boe—One stock tank barrel of oil equivalent, computed on an approximate energy equivalent basis that one Bbl of crude oil equals approximately six Mcf of natural gas.

Btu—A British Thermal Unit, a common unit of energy measurement.

Completion—The installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

Development Well—A well drilled into a proved oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

Differential—The difference between a benchmark price of oil and natural gas, such as the NYMEX crude oil spot, and the wellhead price received.

Estimated future net revenues—Also referred to as “estimated future net cash flows”. The result of applying current prices of oil and natural gas to estimated future production from oil and natural gas proved reserves, reduced by estimated future expenditures, based on current costs to be incurred, in developing and producing the proved reserves, excluding overhead.

Farm-in or farm-out agreement—An agreement under which the owner of a working interest in an oil or natural gas lease typically assigns the working interest or a portion of the working interest to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a “farm-in” while the interest transferred by the assignor is a “farm-out.”

Field—An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

Gross acres or gross wells—The total acres or wells, as the case may be, in which a working interest is owned.

Horizontal well—A well that starts off being drilled vertically but which is eventually curved to become horizontal (or near horizontal) in order to parallel a particular geologic formation.

MBbl—One thousand barrels of crude oil or condensate.

MBoe—One thousand barrels of oil equivalent.

Mcf—One thousand cubic feet of natural gas.

MMBoe—One million barrels of oil equivalent.

MMBtu—One million British Thermal Units.

MMcf—One million cubic feet of natural gas.

Net acres or net wells—The sum of the fractional working interests owned in gross acres or wells, as the case may be.

Net Profits Interest—A nonoperating interest that creates a share in gross production from an operating or working interest in oil and natural gas properties. The share is measured by net profits from the sale of production after deducting costs associated with that production.

Net revenue interest—An interest in all oil and natural gas produced and saved from, or attributable to, a particular property, net of all royalties, overriding royalties, Net Profits Interests, carried interests, reversionary interests and any other burdens to which the person’s interest is subject.

Plugging and abandonment—Activities to remove production equipment and seal off a well at the end of a well’s economic life.

Proved developed reserves—Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved reserves—Under SEC rules for fiscal years ending on or after December 31, 2009, proved reserves are defined as:

Those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. The area of the reservoir considered as proved includes (i) the area identified by drilling and limited by fluid contacts, if any, and (ii) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data. In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons, LKH, as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty. Where direct observation from well penetrations has defined a highest known oil, HKO, elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty. Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when (i) successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (ii) the project has been approved for development by all necessary parties and entities, including governmental entities. Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Proved undeveloped reserves—Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

PV-10—The present value of estimated future net revenues to be generated from the production of proved reserves, net of estimated future production and development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to income taxes, discounted at 10% per annum.

Recompletion—The completion for production of an existing well bore in another formation from which that well has been previously completed.

Reservoir—A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Working interest—The right granted to the lessee of a property to explore for and to produce and own oil, gas, or other minerals. The working interest owners bear the exploration, development, and operating costs on either a cash, penalty, or carried basis.

Workover—Operations on a producing well to restore or increase production.

PROSPECTUS

19,800,000 Trust Units

All of the trust units representing beneficial interests in Enduro Royalty Trust (the “trust”) offered hereby are being sold by Enduro Resource Partners LLC (“Enduro” or the “selling unitholder”). See “Selling Unitholder.” The trust is registering the offer and sale of the trust units to satisfy registration rights granted by it to the selling unitholder. The trust units may be sold by the selling unitholder from time to time in one or more offerings. The trust will not receive any of the proceeds of any offering.

The trust units are equity securities of the trust and represent undivided beneficial interests in the trust assets. They do not represent any interest in Enduro. Trust unitholders are entitled to receive monthly distributions of cash from the proceeds that the trust receives from Enduro pursuant to a net profits interest in oil and natural gas properties (the “Net Profits Interest”). The trust’s ability to pay monthly cash distributions will depend on its receipt of net profits attributable to the Net Profits Interest, which will depend upon, among other things, volumes produced, wellhead prices, price differentials, production and development costs, potential reductions or suspensions of production and the amount and timing of trust administrative expenses.

This prospectus provides you with a general description of the trust units that may be offered by the selling unitholder. A prospectus supplement, containing more specific information about an offering and the terms thereof, may also be used by the selling unitholder or its agents. A prospectus supplement may also add, update or change information contained in this prospectus. Any statement made in this prospectus will be modified or superseded by any inconsistent statement made in a prospectus supplement.

The trust units may be sold directly or through agents, underwriters or dealers, or through a combination of these methods. Please read “Plan of Distribution.” A prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. A prospectus supplement will also show you the total amount of money the selling unitholder will receive from selling the securities being offered, after the expenses of the offering.

Investing in the trust units involves risk. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents incorporated by reference herein and therein, before you invest in the trust units. Please read “Risk Factors” on page 4 of this prospectus.

The trust units are listed on the New York Stock Exchange (the “NYSE”) under the symbol “NDRO.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated June 10, 2013

Certain of the trust’s reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this prospectus. Neither the trust nor Enduro has authorized anyone to provide any information other than that contained or incorporated by reference into this prospectus or any prospectus supplement or to which they have referred you. The trust and Enduro take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that the trust and Enduro have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, the selling unitholder may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered, from time to time, by Enduro as the selling unitholder. Each time Enduro sells securities, it may be required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling unitholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

Additional information, including the trust’s financial statements and the notes thereto, is incorporated in this prospectus by reference to the trust’s reports filed with the SEC. Please read “Where You Can Find More Information.” You are urged to read this prospectus carefully, including the section captioned “Risk Factors,” and the trust’s SEC reports in their entirety before investing in the trust units.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus to the “trust,” “we,” “us” or “our” are to Enduro Royalty Trust.

THE TRUST

The trust is a statutory trust created under the Delaware Statutory Trust Act in May 2011. The business and affairs of the trust are administered by The Bank of New York Mellon Trust Company, N.A., as trustee. In addition, Wilmington Trust Company acts as Delaware trustee of the trust. The principal offices of the trust are located at 919 Congress Avenue, Suite 500, Austin, Texas 78701, and its telephone number is (800) 852-1422.

The trust was created to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain properties in the states of Texas, Louisiana and New Mexico held by Enduro as of the date Enduro conveyed the net profits interest to the trust (the “Net Profits Interest”). The properties in which the trust holds the Net Profits Interest are referred to as the “Underlying Properties.”

Enduro acquired the Underlying Properties, which are located in the Permian Basin and East Texas/North Louisiana, in three separate transactions. As of December 31, 2012, approximately 99% of the wells on the Underlying Properties were operated by third party oil and natural gas companies with significant experience in the development and operation of oil and natural gas properties. The following table summarizes certain information regarding the proved reserves as of December 31, 2012:

	Trust Net Profits Interest				Underlying Properties
	Oil	Natural Gas	Total	PV-10(1)	Oil	Natural Gas	Total	PV-10(1)
	(MBbls)	(MMcf)	(MBOE)	(in thousands)	(MBbls)	(MMcf)	(MBOE)	(in thousands)
Proved Developed Producing	5,307	19,264	8,518	$239,739	12,139	41,698	19,089	$299,673
Proved Developed Non-Producing	17	15	19	802	29	27	33	1,003

Proved Developed	5,324	19,279	8,537	240,541	12,168	41,725	19,122	300,676
Proved Undeveloped	—	1,050	175	(2,750)	—	13,402	2,234	(3,436)

Total Proved	5,324	20,329	8,712	$237,791	12,168	55,127	21,356	$297,240

(1)	PV-10 is the present value of estimated future net revenue to be generated from the production of proved reserves, discounted using an annual discount rate of 10%, calculated without deducting future income taxes. Standardized measure of discounted future net cash flows is calculated the same as PV-10 except that it deducts future income taxes and future abandonment costs. Because Enduro bears no federal income tax expense and taxable income is passed through to the unitholders of the trust, no provision for federal or state income taxes is included in the reserve reports, and the PV-10 value is equal to the standardized measure of discounted future net cash flows. PV-10 may be a non-GAAP financial measure as defined by the SEC and is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. The pre-tax PV-10 value and the standardized measure of discounted future net cash flows do not purport to present the fair value of the oil and natural gas reserves attributable to the Underlying Properties.

The Net Profits Interest is passive in nature and neither the trust nor the trustee has any management control over, or responsibility for costs relating to, the operation of the Underlying Properties. The trust agreement provides that the trust’s business activities are limited to owning the Net Profits Interest and any activity reasonably related to such ownership, including activities required or permitted by the terms of the conveyance agreement relating to the Net Profits Interest (the “conveyance”). As a result, the trust is not permitted to acquire other oil and natural gas properties or net profits interests or otherwise engage in activities beyond those necessary for the conservation and protection of the Net Profits Interest.

The trust makes monthly cash distributions of all of its monthly cash receipts, after deduction of fees and expenses for the administration of the trust, to holders of its trust units as of the applicable record date (generally the last business day of each calendar month) on or before the 10th business day after the record date. The trust is not subject to any pre-set termination provisions based on a maximum volume of oil or natural gas to be produced or the passage of time. For a description of the trust agreement and the trust units, please read “Description of the Trust Agreement” and “Description of the Trust Units.”

ENDURO RESOURCE PARTNERS LLC

Enduro is a privately held Delaware limited liability company formed on March 3, 2010 and engaged in the production and development of oil and natural gas from properties located in Texas, Louisiana, New Mexico, Wyoming and North Dakota.

The trust units do not represent interests in, or obligations of, Enduro.

The address of Enduro is 777 Main Street, Suite 800, Fort Worth, Texas 76102, and its telephone number is (817) 744-8200.

RISK FACTORS

An investment in the trust units involves risk. You should carefully consider and evaluate the risks and uncertainties described in “Part I—Item 1A. Risk Factors” of the trust’s Form 10-K for the year ended December 31, 2012, as updated by the additional risks and uncertainties set forth in other filings that the trust makes with the SEC. In addition, you should also carefully read all of the other information included in this prospectus and the documents the trust has incorporated by reference into this prospectus in evaluating an investment in the trust units. If any of the described risks actually were to occur, the trust’s business, financial condition or results of operations could be affected materially and adversely. In that case, the trading price of the trust units could decline and you could lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). All statements other than statements of historical fact included or incorporated by reference in this prospectus, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for the future operations of the trust and Enduro are forward-looking statements. Such statements may be influenced by factors that could cause actual outcomes and results to differ materially from those projected. No assurance can be given that such expectations will prove to have been correct. When used in this document, the words “believes,” “expects,” “anticipates,” “intends” or similar expressions are intended to identify such forward-looking statements. The following important factors, in addition to those discussed elsewhere in this prospectus or the documents incorporated by reference herein, could affect the future results of the energy industry in general, and the trust and Enduro in particular, and could cause actual results to differ materially from those expressed in such forward-looking statements:

•	risks associated with the drilling and operation of oil and natural gas wells;

•	the amount of future direct operating expenses and development expenses;

•	the effect of existing and future laws and regulatory actions;

•	the effect of changes in commodity prices or in alternative fuel prices;

•	the impact of hedge contracts;

•	conditions in the capital markets;

•	competition from others in the energy industry;

•	uncertainty of estimates of oil and natural gas reserves and production; and

•	cost inflation.

You should not place undue reliance on these forward-looking statements. All forward-looking statements speak only as of the date of this prospectus. We do not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, unless the securities laws require us to do so.

This prospectus describes other important factors that could cause actual results to differ materially from expectations of the trust and Enduro, including under the heading “Risk Factors.” All written and oral forward-looking statements attributable to Enduro, the trust or persons acting on behalf of Enduro or the trust are expressly qualified in their entirety by such factors.

USE OF PROCEEDS

The selling unitholder is offering all of the trust units to be sold pursuant to this prospectus. Accordingly, the trust will not receive any of the proceeds received from the sale of the trust units. The selling unitholder intends to use the proceeds received from the sale of the trust units for general limited liability company purposes.

PRICE RANGE OF TRUST UNITS AND DISTRIBUTIONS

The trust units commenced trading on the NYSE on November 3, 2011 under the symbol “NDRO.” Prior to November 3, 2011, there was no established public trading market for the trust units. The last reported sale price of the trust units on the NYSE on May 23, 2013 was $16.53. As May 21, 2013, there were 5 holders of record of trust units.

Unit Price Information			Cash Distribution Information
Period	High	Low	Month	Distribution Per Unit
Quarter Ending June 30, 2013 (through May 23, 2013)	$16.88	$15.45	May	(1)
			April	$0.124518
			March	$0.056553
Quarter Ended March 31, 2013	$17.95	$15.29	February	$0.070519
			January	$0.125276
Quarter Ended December 31, 2012	$19.51	$15.25	December	$0.139439
			November	$0.160896
			October	$0.140765
Quarter Ended September 30, 2012	$19.73	$16.37	September	$0.142001
			August	$0.137992
			July	$0.150535
Quarter Ended June 30, 2012	$21.73	$15.01	June	$0.145842
			May	$0.146649
			April	$0.148038
Quarter Ended March 31, 2012	$22.02	$18.95	March	$0.155529
			February	$0.142435
			January	$0.140337
December 31, 2011(2)	$21.85	$18.01	December	$0.148113
			November	$0.314703	(3)

(1)	On May 20, 2013, the trust declared a distribution of $0.096825 per unit attributable to the month ending May 31, 2013. The distribution is payable on June 14, 2013 to unitholders of record on May 31, 2013.
(2)	For the period from November 3, 2011 through December 31, 2011.
(3)	The trust’s first distribution related to net profits generated during the calculation period from July 1, 2011 through September 30, 2011.

DESCRIPTION OF THE TRUST AGREEMENT

The following information and the information included under “Description of the Trust Units” summarize the material information contained in the trust agreement and the conveyance. For more detailed provisions concerning the trust and the conveyance, you should read the trust agreement and the conveyance, which are filed as exhibits to the trust’s Current Report on Form 8-K filed with the SEC on November 8, 2011. See “Where You Can Find More Information.”

Creation and Organization of the Trust; Amendments

The trust was created under Delaware law to acquire and hold the Net Profits Interest for the benefit of the trust unitholders pursuant to an agreement among Enduro, the trustee and the Delaware trustee. The Net Profits Interest is passive in nature and neither the trust nor the trustee has any control over or responsibility for costs relating to the operation of the properties comprising the Underlying Properties. Except as described below under “—Fees and Expenses”, neither Enduro nor any of the third party operators that operate the Underlying Properties has any contractual commitments to the trust to provide additional funding or to conduct further drilling on or to maintain their ownership interest in any of the Underlying Properties.

The trust agreement provides that the trust’s business activities will be limited to owning the Net Profits Interest and any activity reasonably related to such ownership, including activities required or permitted by the terms of the conveyance related to the Net Profits Interest. As a result, the trust is not permitted to acquire other oil and natural gas properties or net profits interests or otherwise engage in activities beyond those necessary for the conservation and protection of the Net Profits Interest.

The beneficial interest in the trust is divided into 33,000,000 trust units. Each of the trust units represents an equal undivided beneficial interest in the assets of the trust. You will find additional information concerning the trust units in “Description of the Trust Units.”

Amendment of the trust agreement requires the affirmative vote of the holders of at least 75% of the outstanding trust units. However, no amendment may:

•	increase the power of the trustee or the Delaware trustee to engage in business or investment activities; or

•	alter the rights of the trust unitholders as among themselves.

In addition, certain sections of the trust agreement cannot be amended without the consent of Enduro. Certain amendments to the trust agreement do not require the vote of the trust unitholders. The trustee may, without approval of the trust unitholders, from time to time supplement or amend the trust agreement in order to cure any ambiguity, to correct or supplement any defective or inconsistent provisions, to grant any benefit to all of the trust unitholders, to comply with changes in applicable law or to change the name of the trust, provided such supplement or amendment does not materially adversely affect the interests of the trust unitholders. The affairs of the trust are managed by the trustee. Enduro has no ability to manage or influence the operations of the trust and does not owe any fiduciary duties or liabilities to the trust or the unitholders. Likewise, neither the trust nor the trustee has the ability to manage or influence the operation of Enduro.

Assets of the Trust

The assets of the trust consist of the Net Profits Interest and any cash and temporary investments being held for the payment of expenses and liabilities and for distribution to the trust unitholders.

Duties and Powers of the Trustee

The duties of the trustee are specified in the trust agreement and by the laws of the state of Delaware, except as modified by the trust agreement. The trustee’s principal duties consist of:

•	collecting cash attributable to the Net Profits Interest;

•	paying expenses, charges and obligations of the trust from the trust’s assets;

•	distributing distributable cash to the trust unitholders;

•	causing to be prepared and distributed a tax information report for each trust unitholder and to prepare and file tax returns on behalf of the trust;

•

causing to be prepared and filed reports required to be filed under the Exchange Act and by the rules of any securities exchange or quotation system on which the trust units are listed or admitted to trading;

•	causing to be prepared and filed a reserve report by or for the trust by independent reserve engineers as of December 31 of each year in accordance with criteria established by the SEC;

•	establishing, evaluating and maintaining a system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and

•	taking any action it deems necessary, desirable or advisable to best achieve the purposes of the trust.

In connection with the formation of the trust, the trust entered into several agreements with Enduro that impose obligations upon Enduro that are enforceable by the trustee on behalf of the trust, including a conveyance and a registration rights agreement. The trustee has the power and authority under the trust agreement to enforce these agreements on behalf of the trust. Additionally, the trustee may from time to time supplement or amend the conveyance and the registration rights agreement to which the trust is a party without the approval of trust unitholders in order to cure any ambiguity, to correct or supplement any defective or inconsistent provisions, to grant any benefit to all of the trust unitholders, to comply with changes in applicable law or to change the name of the trust. Such supplement or amendment, however, may not materially adversely affect the interests of the trust unitholders.

The trustee may create a cash reserve to pay for future liabilities of the trust. If the trustee determines that the cash on hand and the cash to be received are, or will be, insufficient to cover the trust’s liabilities, the trustee may cause the trust to borrow funds to pay liabilities of the trust. The trustee may cause the trust to borrow the funds from any person, including itself or its affiliates. The trustee may also cause the trust to mortgage its assets to secure payment of the indebtedness. The terms of such indebtedness and security interest, if funds were loaned by the entity serving as trustee or Delaware trustee or an affiliate thereof, would be similar to the terms which such entity would grant to a similarly situated commercial customer with whom it did not have a fiduciary relationship, and such entity will be entitled to enforce its rights with respect to any such indebtedness and security interest as if it were not then serving as trustee or Delaware trustee. If the trustee causes the trust to borrow funds, the trust unitholders will not receive distributions until the borrowed funds are repaid.

Each month, the trustee will pay trust obligations and expenses and distribute to the trust unitholders the remaining proceeds received from the Net Profits Interest. The cash held by the trustee as a reserve against future liabilities or for distribution at the next distribution date must be invested in:

•	interest-bearing obligations of the United States government;

•	money market funds that invest only in United States government securities;

•	repurchase agreements secured by interest-bearing obligations of the United States government; or

•	bank certificates of deposit.

Alternatively, cash held for distribution at the next distribution date may be held in a non-interest-bearing account.

The trust may not acquire any asset except the Net Profits Interest, cash and temporary cash investments, and it may not engage in any investment activity except investing cash on hand.

The trust may merge or consolidate with or convert into one or more limited partnerships, general partnerships, corporations, statutory trusts, common law trusts, limited liability companies, associations or unincorporated businesses if such transaction is agreed to by the trustee and by the affirmative vote of the holders of a majority of the trust units present in person or by proxy at a meeting of such holders where a quorum is present and such transaction is permitted under the Delaware Statutory Trust Act and any other applicable law.

Enduro may cause the trustee to sell all or any part of the trust estate, including all or any portion of the Net Profits Interest, if approved by the holders of at least 75% of the outstanding trust units. In addition, Enduro may, without the consent of the trust unitholders, require the trust to release the Net Profits Interest associated with any lease that accounts for less than or equal to 0.25% of the total production from the Underlying Properties in the prior 12 months, provided that the Net Profits Interest covered by such releases cannot exceed, during any 12-month period, an aggregate fair market value to the trust of $500,000. These releases will be made only in connection with a sale by Enduro to a non-affiliate of the relevant Underlying Properties and are conditioned upon an amount equal to the fair value to the trust of such Net Profits Interest being treated as an offset amount against costs and expenses.

Upon dissolution of the trust, the trustee must sell the Net Profits Interest. No trust unitholder approval is required in this event.

The trustee may require any trust unitholder to dispose of his trust units if an administrative or judicial proceeding seeks to cancel or forfeit any of the property in which the trust holds an interest because of the nationality or any other status of that trust unitholder. If a trust unitholder fails to dispose of his trust units, the trustee has the right to purchase them on behalf of the trust and to borrow funds to make that purchase.

As required by the NYSE, the trustee maintains a website for filings made by the trust with the SEC.

The trustee may agree to modifications of the terms of the conveyance or to settle disputes involving the conveyance without the consent of any trust unitholder. The trustee may not agree to modifications or settle disputes involving the Net Profits Interest part of the conveyance if these actions would change the character of the Net Profits Interest in such a way that the Net Profits Interest becomes a working interest or that the trust would fail to continue to qualify as a grantor trust for U.S. federal income tax purposes.

Fees and Expenses

Because the trust does not conduct an active business and the trustee has little power to incur obligations, it is expected that the trust will only incur liabilities for routine administrative expenses, such as the trustee’s fees, accounting, engineering, legal, tax advisory and other professional fees and other fees and expenses applicable to public companies. The trust is also responsible for paying other expenses incurred as a result of being a publicly traded entity, including costs associated with annual, quarterly and monthly reports to trust unitholders, tax return and Form 1099 preparation and distribution, NYSE listing fees, independent auditor fees and registrar and transfer agent fees. Enduro provides certain administrative services to the trust pursuant to the trust agreement, but does not receive any compensation for the services.

Under the terms of the trust agreement, Enduro provided the trust with a $1 million letter of credit to be used by the trust in the event that its cash on hand (including available cash reserves) is not sufficient to pay ordinary course administrative expenses as they become due. Further, if the trust requires more than the

$1 million under the letter of credit to pay administrative expenses, Enduro has agreed to loan funds to the trust necessary to pay such expenses. Any funds provided under the letter of credit or loaned by Enduro may only be used for the payment of current accounts or other obligations to trade creditors in connection with obtaining goods or services or for the payment of other accrued current liabilities arising in the ordinary course of the trust’s business, and may not be used to satisfy trust indebtedness. If the trust draws on the letter of credit or Enduro loans funds to the trust, no further distributions will be made to trust unitholders (except in respect of any previously determined monthly cash distribution amount) until such amounts drawn or borrowed are repaid. Any loan made by Enduro will be on an unsecured basis, and the terms of such loan will be substantially the same as those that would be obtained in an arm’s-length transaction between Enduro and an unaffiliated third party.

Fiduciary Responsibility and Liability of the Trustee

The trustee may not make business or investment decisions affecting the assets of the trust except to the extent it enforces its rights under the conveyance related to the Net Profits Interest described above under “— Duties and Powers of the Trustee.” Therefore, substantially all of the trustee’s functions under the trust agreement are ministerial in nature. See “—Duties and Powers of the Trustee” above. The trust agreement, however, provides that the trustee may:

•	charge for its services as trustee;

•	retain funds to pay for future expenses and deposit them with one or more banks or financial institutions (which may include the trustee to the extent permitted by law);

•	lend funds at commercial rates to the trust to pay the trust’s expenses; and

•	seek reimbursement from the trust for its out-of-pocket expenses.

In discharging its duty to trust unitholders, the trustee may act in its discretion and will be liable to the trust unitholders only for its own fraud, gross negligence or willful misconduct. The trustee will not be liable for any act or omission of its agents or employees unless the trustee acted with fraud, gross negligence or willful misconduct in their selection, retention or supervision. The trustee will be indemnified individually or as the trustee for any liability or cost that it incurs in the administration of the trust, except in cases of fraud, gross negligence or willful misconduct. The trustee will have a lien on the assets of the trust as security for this indemnification and its compensation earned as trustee. Trust unitholders are not liable to the trustee for any indemnification. See “Description of the Trust Units—Liability of Trust Unitholders.”

The trustee may consult with counsel, accountants, tax advisors, geologists, engineers and other parties the trustee believes to be qualified as experts on the matters for which advice is sought. The trustee will be protected in relying or reasonably acting upon the opinion of the expert.

Except as expressly set forth in the trust agreement, none of Enduro, the trustee, the Delaware trustee or the other indemnified parties has any duties or liabilities, including fiduciary duties, to the trust or any trust unitholder. The provisions of the trust agreement, to the extent they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties of these persons otherwise existing at law or in equity, have been agreed by the trust unitholders to replace such other duties and liabilities of these persons.

Duration of the Trust; Sale of the Net Profits Interest

The trust will dissolve upon the earliest to occur of the following:

•	the trust, upon the approval of the holders of at least 75% of the outstanding trust units, sells the Net Profits Interest;

•	the annual cash available for distribution to the trust is less than $2 million for each of any two consecutive years;

•	the holders of at least 75% of the outstanding trust units vote in favor of dissolution; or

•	the trust is judicially dissolved.

The trustee would then sell all of the trust’s assets, either by private sale or public auction, and, after payment or the making of reasonable provision for payment of all liabilities of the trust, distribute the net proceeds of the sale to the trust unitholders.

Dispute Resolution

Any dispute, controversy or claim that may arise between Enduro and the trustee relating to the trust will be submitted to binding arbitration before a tribunal of three arbitrators.

Compensation of the Trustee and the Delaware Trustee

The trustee’s and the Delaware trustee’s compensation is paid out of the trust’s assets.

Miscellaneous

The principal offices of the trustee are located at 919 Congress Avenue, Suite 500, Austin, Texas 78701, and its telephone number is (800) 852-1422.

The Delaware trustee and the trustee may resign at any time or be removed with or without cause at any time by the affirmative vote of not less than a majority of the trust units present in person or by proxy at a meeting of such holders where a quorum is present. Any successor must be a bank or trust company meeting certain requirements including having combined capital, surplus and undivided profits of at least $20,000,000, in the case of the Delaware trustee, and $100,000,000, in the case of the trustee.

DESCRIPTION OF THE TRUST UNITS

Each trust unit is a unit of the beneficial interest in the trust and is entitled to receive cash distributions from the trust on a pro rata basis. Each trust unitholder has the same rights regarding his or her trust units as every other trust unitholder has regarding his or her units. The trust units are in book-entry form only and are not represented by certificates. The trust had 33,000,000 trust units outstanding as of May 23, 2013.

Distributions and Income Computations

Each month, the trustee determines the amount of funds available for distribution to the trust unitholders. Available funds are the excess cash, if any, received by the trust from the Net Profits Interest and other sources (such as interest earned on any amounts reserved by the trustee) that month, over the trust’s liabilities for that month. Available funds are reduced by any cash the trustee decides to hold as a reserve against future liabilities. The holders of trust units as of the applicable record date (generally the last business day of each calendar month) are entitled to monthly distributions payable on or before the 10th business day after the record date.

Unless otherwise advised by counsel or the Internal Revenue Service (“IRS”), the trustee will treat the income and expenses of the trust for each month as belonging to the trust unitholders of record on the monthly record date. Trust unitholders generally recognize income and expenses for tax purposes in the month the trust receives or pays those amounts, rather than in the month the trust distributes the cash to which such income or expenses (as applicable) relate. Minor variances may occur. For example, the trustee could establish a reserve in one month that would not result in a tax deduction until a later month.

Transfer of Trust Units

Trust unitholders may transfer their trust units in accordance with the trust agreement. The trustee will not require either the transferor or transferee to pay a service charge for any transfer of a trust unit. The trustee may require payment of any tax or other governmental charge imposed for a transfer. The trustee may treat the owner of any trust unit as shown by its records as the owner of the trust unit. The trustee will not be considered to know about any claim or demand on a trust unit by any party except the record owner. A person who acquires a trust unit after any monthly record date will not be entitled to the distribution relating to that monthly record date. Delaware law and the trust agreement govern all matters affecting the title, ownership or transfer of trust units.

Periodic Reports

The trustee files all required trust federal and state income tax and information returns. The trustee prepares and mails to trust unitholders annual reports that trust unitholders need to correctly report their share of the income and deductions of the trust. The trustee also causes to be prepared and filed reports that are required to be filed under the Exchange Act, and by the rules of any securities exchange or quotation system on which the trust units are listed or admitted to trading, and also causes the trust to comply with the provisions of the Sarbanes-Oxley Act, including but not limited to, establishing, evaluating and maintaining a system of internal control over financial reporting in compliance with the requirements of Section 404 thereof.

Each trust unitholder and his or her representatives may examine, for any proper purpose, during reasonable business hours, the records of the trust and the trustee, subject to such restrictions as are set forth in the trust agreement.

Liability of Trust Unitholders

Under the Delaware Statutory Trust Act, trust unitholders are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit under the General Corporation Law of the State of Delaware. No assurance can be given, however, that the courts in jurisdictions outside of Delaware will give effect to such limitation.

Voting Rights of Trust Unitholders

The trustee or trust unitholders owning at least 10% of the outstanding trust units may call meetings of trust unitholders. The trust is responsible for all costs associated with calling a meeting of trust unitholders, unless such meeting is called by the trust unitholders in which case the trust unitholders are responsible for all costs associated with calling such meeting. Meetings must be held in such location as is designated by the trustee in the notice of such meeting. The trustee must send notice of the time and place of the meeting and the matters to be acted upon to all of the trust unitholders at least 20 days and not more than 60 days before the meeting. Trust unitholders representing a majority of trust units outstanding must be present or represented to have a quorum. Each trust unitholder is entitled to one vote for each trust unit owned. Abstentions and broker non-votes shall not be deemed to be a vote cast.

Unless otherwise required by the trust agreement, a matter may be approved or disapproved by the affirmative vote of a majority of the trust units present in person or by proxy at a meeting where there is a quorum. This is true even if a majority of the total trust units did not approve it. The affirmative vote of the holders of at least 75% of the outstanding trust units is required to:

•	dissolve the trust;

•	amend the trust agreement (except with respect to certain matters that do not adversely affect the rights of trust unitholders in any material respect); or

•	approve the sale of all or any material part of the assets of the trust (including the sale of the Net Profits Interest).

In addition, certain amendments to the trust agreement may be made by the trustee without approval of the trust unitholders. See “Description of the Trust Agreement—Creation and Organization of the Trust; Amendments.”

Comparison of Trust Units and Common Stock

Trust unitholders have more limited voting rights than those of stockholders of most public corporations. For example, there is no requirement for annual meetings of trust unitholders or for annual or other periodic re-election of the trustee.

You should also be aware of the following ways in which an investment in trust units is different from an investment in common stock of a corporation.

	Trust Units	Common Stock
Voting	The trust agreement provides voting rights to trust unitholders to remove and replace the trustee and to approve or disapprove amendments to the trust agreement and certain major trust transactions.	Unless otherwise provided in the
certificate of incorporation, the
corporate statutes provide voting
rights to stockholders to elect
directors and to approve or
disapprove amendments to the
certificate of incorporation and
certain major corporate
transactions.

Income Tax	The trust is not subject to income tax; trust unitholders are subject to income tax on their pro rata share of trust income, gain, loss and deduction.	Corporations are taxed on their income and their stockholders are taxed on dividends.

	Trust Units	Common Stock
Distributions	Substantially all of the cash receipts of the trust are required to be distributed to trust unitholders.	Unless otherwise provided in the certificate of incorporation, stockholders are entitled to receive dividends solely at the discretion of the board of directors.

Business and Assets	The business of the trust is limited to specific assets with a finite economic life.	Unless otherwise provided in the certificate of incorporation, a corporation conducts an active business for an unlimited term and can reinvest its earnings and raise additional capital to expand.

Fiduciary Duties	The trustee shall not be liable to the trust unitholders for any of its acts or omissions absent its own fraud, gross negligence or willful misconduct.	Officers and directors have a fiduciary duty of loyalty to the corporation and its stockholders and a duty to exercise due care in the management and administration of a corporation’s affairs.

Registration Rights

On November 8, 2011, the trust and Enduro entered into a registration rights agreement, as amended on November 8, 2012, pursuant to which Enduro, its affiliates and any transferee of Enduro’s trust units (the “holders”) is entitled to demand that the trust use its reasonable best efforts to effect the registration of such holders’ trust units under the Securities Act. Specifically, the trust agreed:

•

subject to certain restrictions, to use its reasonable best efforts to file a registration statement, including, if so requested, a shelf registration statement, with the SEC as promptly as practicable following receipt of a notice requesting the filing of a registration statement from holders representing a majority of the then outstanding registrable trust units;

•

to use its commercially reasonable efforts to cause the registration statement or shelf registration statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof; and

•

to use its commercially reasonable efforts to maintain the effectiveness of the registration statement under the Securities Act for 90 days (or for three years if a shelf registration statement is requested) after the effectiveness thereof or until the trust units covered by the registration statement have been sold pursuant to such registration statement, Enduro ceases to be an affiliate of the trust for 10 years or until all registrable trust units:

•	have been sold pursuant to Rule 144 under the Securities Act if the transferee thereof does not receive “restricted securities;”

•	have been sold in a private transaction in which the transferor’s rights under the registration rights agreement are not assigned to the transferee of the trust units;

•	are held by the trust; or

•

have been sold in a private transaction in which the transferor’s rights under the registration rights agreement are assigned to a transferee that is not an affiliate of the trust and two years have passed since such transfer.

In connection with the preparation and filing of any registration statement, Enduro will bear all costs and expenses incidental to any registration statement, excluding certain internal expenses of the trust, which will be borne by the trust, and any underwriting discounts and commissions, which will be borne by Enduro as the seller of the trust units.

Under the registration rights agreement, the holders have the right to require the trust to file no more than five registration statements in the aggregate. The registration statement of which this prospectus forms a part counts as one such registration statement. If all of the trust units offered hereby are sold hereunder, neither Enduro nor any holder will be entitled to demand that the trust file additional registration statements pursuant to the registration rights agreement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a summary of the material U.S. federal income tax considerations that may be relevant to prospective trust unitholders and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to the trust, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change or different interpretation at any time, possibly with retroactive effect. Later changes in these authorities may cause the U.S. federal income tax consequences to vary substantially from the consequences described below.

The following discussion does not comment on all federal income tax matters affecting the trust or trust unitholders. The following discussion is limited to trust unitholders who hold the trust units as “capital assets” (generally, property held for investment). All references to “trust unitholders” (including U.S. trust unitholders and non-U.S. trust unitholders) are to beneficial owners of the trust units. This summary does not address the effect of the U.S. federal estate or gift tax laws or the tax considerations arising under the law of any state (except as provided in the limited summary below under “State Tax Considerations”), local or non-U.S. jurisdiction. Moreover, the discussion has only limited application to trust unitholders subject to special tax treatment such as, without limitation:

•	banks, insurance companies or other financial institutions;

•	trust unitholders subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	non-U.S. trust unitholders (as defined below) that are “controlled foreign corporations” or “passive foreign investment companies”;

•	persons that are S-corporations, partnerships or other pass-through entities;

•	persons that own their interest in the trust units through S-corporations, partnerships or other pass-through entities;

•	persons that at any time own more than 5% of the aggregate fair market value of the trust units;

•	expatriates and certain former citizens or long-term residents of the United States;

•	U.S. trust unitholders (as defined below) whose functional currency is not the U.S. dollar;

•	persons who hold the trust units as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell the trust units under the constructive sale provisions of the Code.

Prospective investors are urged to consult their tax advisors as to the particular tax consequences to them of the ownership and disposition of an investment in trust units, including the applicability of any U.S. federal income, federal estate or gift tax, state, local and foreign tax laws, changes in applicable tax laws and any pending or proposed legislation.

As used herein, the term “U.S. trust unitholder” means a beneficial owner of trust units that for U.S. federal income tax purposes is:

•	an individual who is a citizen of the United States or who is a resident of the United States for U.S. federal income tax purposes,

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, a state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust if it is subject to the primary supervision of a U.S. court and the control of one or more United States persons (as defined for U.S. federal income tax purposes) or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

The term “non-U.S. trust unitholder” means any beneficial owner of a trust unit that is an individual, corporation, estate or trust and that is not a U.S. trust unitholder.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of trust units, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A trust unitholder that is a partnership, and the partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of trust units.

Classification and Taxation of the Trust

In the opinion of Latham & Watkins LLP, for U.S. federal income tax purposes, the trust will be treated as a grantor trust and not as an unincorporated business entity. As a grantor trust, the trust will not be subject to tax at the trust level. Rather, the grantors, who in this case are the trust unitholders, will be considered, for U.S. federal income tax purposes, to own and receive the trust’s assets and income and will be directly taxable thereon as though no trust were in existence.

No ruling has been or will be requested from the IRS with respect to the U.S. federal income tax treatment of the trust, including a ruling as to the status of the trust as a grantor trust or as a partnership for U.S. federal income tax purposes. Thus, no assurance can be provided that the opinions and statements set forth in this discussion of U.S. federal income tax considerations would be sustained by a court if contested by the IRS.

The remainder of the discussion below is based on Latham & Watkins LLP’s opinion that the trust will be classified as a grantor trust for U.S. federal income tax purposes.

Reporting Requirements for Widely-Held Fixed Investment Trusts

Under Treasury Regulations, the trust is classified as a widely-held fixed investment trust. Those Treasury Regulations require the sharing of tax information among trustees and intermediaries that hold a trust interest on behalf of or for the account of a beneficial owner or any representative or agent of a trust interest holder of fixed investment trusts that are classified as widely-held fixed investment trusts. These reporting requirements provide for the dissemination of trust tax information by the trustee to intermediaries who are ultimately responsible for reporting the investor-specific information through Form 1099 to the investors and the IRS. Every trustee or intermediary that is required to file a Form 1099 for a trust unitholder must furnish a written tax information statement that is in support of the amounts as reported on the applicable Form 1099 to the trust unitholder. Any generic tax information provided by the trustee of the trust is intended to be used only to assist trust unitholders in the preparation of their federal and state income tax returns.

Direct Taxation of Trust Unitholders

Because the trust will be treated as a grantor trust for U.S. federal income tax purposes, trust unitholders will be treated for such purposes as owning a direct interest in the assets of the trust, and each trust unitholder will be taxed directly on his pro rata share of the income and gain attributable to the assets of the trust and will be entitled to claim his pro rata share of the deductions and expenses attributable to the assets of the trust (subject to certain limitations discussed below). Information returns will be filed as required by the widely held fixed investment trust rules, reporting to the trust unitholders all items of income, gain, loss, deduction and credit, which will be allocated based on record ownership on the monthly record dates and must be included in the tax returns of the trust unitholders. Income, gain, loss, deduction and credits attributable to the assets of the trust will be taken into account by trust unitholders consistent with their method of accounting and without regard to the taxable year or accounting method employed by the trust.

Following the end of each month, the trustee will determine the amount of funds available as of the end of such month for distribution to the trust unitholders and will make distributions of available funds, if any, to the trust unitholders on or before the 10th business day after the record date, which will generally be on or about the last business day of each calendar month. In certain circumstances, however, a trust unitholder will not receive a distribution of cash attributable to the income from a month. For example, if the trustee establishes a reserve or borrows money to satisfy liabilities of the trust, income associated with the cash used to establish that reserve or to repay that loan must be reported by the trust unitholder, even though that cash is not distributed to him.

As described above, the trust will allocate items of income, gain, loss, deductions and credits to trust unitholders based on record ownership on the monthly record dates. It is possible that the IRS could disagree with this allocation method and could assert that income and deductions of the trust should be determined and allocated on a daily or prorated basis, which could require adjustments to the tax returns of the unitholders affected by the issue and result in an increase in the administrative expense of the trust in subsequent periods.

Tax Classification of the Net Profits Interest

For U.S. federal income tax purposes, the Net Profits Interest attributable to proved developed reserves (“PDP NPI”) or proved undeveloped reserves (“PUD NPI”) has the tax characteristics of mineral royalty interests to the extent, at the time of its creation, such PDP NPI or PUD NPI was reasonably expected to have an economic life that corresponds substantially to the economic life of the mineral property or properties burdened thereby. Payments out of production that are received in respect of a mineral interest that constitutes a royalty interest for U.S. federal income tax purposes are taxable under current law as ordinary income subject to an allowance for cost or percentage depletion in respect of such income.

Based on the reserve report described in the trust’s Prospectus dated November 2, 2011 and representations made by Enduro regarding the expected economic life of the Underlying Properties and the expected duration of the Net Profits Interest, the PDP NPI will and the PUD NPI should be treated as continuing, nonoperating economic interests in the nature of royalties payable out of production from the mineral interests they burden.

Consistent with the foregoing, Enduro and the trust intend to treat the Net Profits Interest as a mineral royalty interest for U.S. federal income tax purposes. The remainder of this discussion assumes that the Net Profits Interest is treated as a mineral royalty interest. No assurance can be given that the IRS will not assert that such interest should be treated differently. Any such different treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in trust units. Please read “— Tax Consequences to U.S. Trust Unitholders.”

Tax Consequences to U.S. Trust Unitholders

Royalty Income and Depletion

Consistent with the discussion above in “— Tax Classification of the Net Profits Interest,” the payments out of production that are received by the trust in respect of the Net Profits Interest constitute ordinary income received in respect of a mineral royalty interest. Trust unitholders should be entitled to deductions for the greater of either cost depletion or (if allowable) percentage depletion with respect to such income. Although the Code requires each trust unitholder to compute his own depletion allowance and maintain records of his share of the adjusted tax basis of the underlying royalty interest for depletion and other purposes, the trust intends to furnish each of the trust unitholders with information relating to this computation for U.S. federal income tax purposes. Each trust unitholder, however, remains responsible for calculating his own depletion allowance and maintaining records of his share of the adjusted tax basis of the underlying property for depletion and other purposes.

Percentage depletion is generally available with respect to trust unitholders who qualify under the independent producer exemption contained in section 613A(c) of the Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas or derivative products or the operation of a major refinery. In general, percentage depletion is calculated as an amount equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the trust unitholder’s gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the trust unitholder from the property for each taxable year, computed without the depletion allowance or certain loss carrybacks. A trust unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the trust unitholder’s average daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between oil and natural gas production, with 6,000 cubic feet of domestic natural gas production regarded as equivalent to one barrel of crude oil. The 1,000 barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a trust unitholder’s total taxable income from all sources for the year, computed without the depletion allowance and certain loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the trust unitholder’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is unlimited.

Unlike cost depletion, percentage depletion is not limited to the adjusted tax basis of the property, although, like cost depletion, it reduces the adjusted tax basis, but not below zero.

In addition to the limitations on percentage depletion discussed above, President Obama’s budget proposal for the fiscal year 2014 (the “2014 Budget”) proposes revisions to certain tax preferences applicable to taxpayers engaged in the exploration and production of natural resources, including the repeal of the deduction for percentage depletion with respect to oil and natural gas wells, in which case only cost depletion would be available. It is uncertain whether this or any other legislative proposals will ever be enacted and, if so, when the new legislation would become effective.

Trust unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (i) dividing the trust unitholder’s allocable share of the adjusted tax basis in the relevant mineral property by the number of mineral units (barrels of oil and thousand cubic feet, or Mcf, of natural gas) remaining in the applicable property as of the beginning of the taxable year and (ii) multiplying the result by the number of mineral units sold from such property within the taxable year. The total amount of deductions based on cost depletion cannot exceed the trust unitholder’s share of the total adjusted tax basis in the applicable property.

The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the trust unitholders. Further, because depletion is required to be computed separately by each trust unitholder and not by the trust, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the trust unitholders for any taxable year. The trust encourages each prospective trust unitholder to consult his tax advisor to determine whether percentage depletion would be available to him.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 20%. However, these rates are subject to change by new legislation at any time.

A 3.8% Medicare tax, or NIIT, is imposed on certain investment income earned by individuals and certain estates and trusts for taxable years beginning after December 31, 2012. For these purposes, investment income would generally include certain income derived from investments such as the trust units and gain realized by a trust unitholder from a sale of trust units. In the case of an individual, the tax will be imposed on the lesser of (i) the trust unitholder’s net income from all investments and (ii) the amount by which the trust unitholder’s modified adjusted gross income exceeds $250,000 (if the trust unitholder is married and filing jointly or a surviving spouse), $125,000 (if the trust unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income, or (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Recently, the U.S. Department of the Treasury and the IRS issued proposed Treasury Regulations that provide guidance regarding the NIIT. Although the proposed Treasury Regulations are effective for taxable years beginning after December 31, 2013, taxpayers may rely on the proposed Treasury Regulations for purposes of compliance until the effective date of the final regulations. Each prospective trust unitholder is urged to consult with his tax advisor as to the impact of the NIIT on an investment in our trust units.

Non-Passive Activity Income and Loss

Under current law, the income and losses of the trust will not be taken into account in computing the passive activity losses and income under Code section 469 for a trust unitholder who acquires and holds trust units as an investment.

Disposition of Trust Units

For U.S. federal income tax purposes, a sale of trust units will be treated as a sale by the U.S. trust unitholder of his interest in the assets of the trust. Generally, a U.S. trust unitholder will recognize gain or loss on a sale or exchange of trust units equal to the difference between the amount realized and the U.S. trust unitholder’s adjusted tax basis for the trust units sold. A U.S. trust unitholder’s adjusted tax basis in his trust units will be equal to the U.S. trust unitholder’s original purchase price for the trust units, reduced by deductions for depletion claimed by the trust unitholder, but not below zero. Except to the extent of the depletion recapture amount explained below, gain or loss on the sale of trust units by a trust unitholder who is an individual will generally be capital gain, and will be long-term capital gain, which is generally subject to tax at preferential rates, if the trust units have been held for more than twelve months. The deductibility of capital losses is limited. Upon the sale or other taxable disposition of his trust units, a trust unitholder will be treated as having sold his share of the Net Profits Interest and must treat as ordinary income his depletion recapture amount, which is an amount equal to the lesser of the gain on such sale or other taxable disposition or the sum of the prior depletion deductions taken with respect to the trust units, but not in excess of the initial tax basis of the trust units. The IRS could take the position that an additional portion of the sales proceeds is ordinary income to the extent of any accrued income at the time of the sale that was allocable to the trust units sold even though the income is not distributed to the selling trust unitholder.

Trust Administrative Expenses

Expenses of the trust will include administrative expenses of the trustee. Certain miscellaneous itemized deductions may be subject to general limitations on deductibility. Under these rules, administrative expenses attributable to the trust units are miscellaneous itemized deductions that generally will have to be aggregated with an individual unitholder’s other miscellaneous itemized deductions to determine the excess over 2% of adjusted gross income. In addition, the amount of otherwise allowable itemized deductions for an individual unitholder whose adjusted gross income exceeds a specified amount for a taxable year will be reduced by the lesser of (i) 3% of the unitholder’s adjusted gross income over a specified amount, and (ii) 80% of the amount of itemized deductions that are otherwise allowable for such year. It is anticipated that the amount of such administrative expenses will not be significant in relation to the trust’s income.

Information Reporting and Backup Withholding

Distributions of trust income and the proceeds of dispositions of the trust units may be subject to information reporting and backup withholding if the trust unitholder fails to supply an accurate taxpayer identification number or otherwise comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against the trust unitholder’s U.S. federal income tax liability.

Tax Treatment Upon Sale of the Net Profits Interest

The sale of the Net Profits Interest by the trust at or shortly after the date of dissolution of the trust will generally give rise to capital gain or loss to the trust unitholders for U.S. federal income tax purposes, except that any gain will be taxed at ordinary income rates to the extent of depletion deductions that reduced the trust unitholder’s adjusted basis in the Net Profits Interest. Such gain or loss will generally be long-term capital gain or loss, which is generally subject to tax at preferential rates, if the trust has been in existence and the trust unitholder has held his trust units for more than twelve months. The IRS could take the position that an additional portion of the sales proceeds is ordinary income to the extent of any accrued income at the time of the sale that was allocable to the trust units even though the income is not distributed to the trust unitholders.

Tax Consequences to Non-U.S. Trust Unitholders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a non-U.S. trust unitholder. Non-U.S. trust unitholders should consult their tax advisors to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Payments with Respect to the Trust Units

A non-U.S. trust unitholder will be subject to federal withholding tax on his share of gross royalty income from the Net Profits Interest. The withholding tax will apply at a 30% rate, or lower applicable treaty rate, to the gross royalty income received by the non-U.S. trust unitholder without the benefit of any deductions. However, if such gross royalty income is income effectively connected with a U.S. trade or business conducted by a non-U.S. trust unitholder and the non-U.S. trust unitholder provides an appropriate statement to that effect on IRS Form W-8ECI (or suitable substitute or successor form), then, unless an applicable tax treaty provides otherwise, such non-U.S. trust unitholder generally will be subject to U.S. federal income tax with respect to all such gross royalty income in the same manner as a U.S. trust unitholder, as described above. If such non-U.S. trust unitholder is a corporation, a branch profits tax (currently at the rate of 30%) may apply unless an applicable tax treaty provides otherwise.

Sale or Exchange of Trust Units

The Net Profits Interest will be treated as a “United States real property interest” for U.S. federal income tax purposes. However, as long as the trust units are traded on an established securities exchange, gain realized on the sale or other taxable disposition of a trust unit by a non-U.S. trust unitholder will be subject to federal income tax only if:

•

the gain is otherwise effectively connected with business conducted by the non-U.S. trust unitholder in the United States (and, in the case of an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained in the United States by the non-U.S. trust unitholder);

•	the non-U.S. trust unitholder is an individual who is present in the United States for at least 183 days in the year of the sale or other taxable disposition and certain conditions are met; or

•	the non-U.S. trust unitholder owns currently, or owned at certain earlier times, directly, or by applying certain attribution rules, more than 5% of the trust units.

Gain realized by a non-U.S. trust unitholder upon the sale or other taxable disposition by the trust of all or any part of the Net Profits Interest would be subject to federal income tax, and distributions to the non-U.S. trust unitholder will be subject to withholding of U.S. tax (currently at the rate of 35%) to the extent distributions are attributable to such gains.

Information Reporting and Backup Withholding

A non-U.S. trust unitholder generally will not be subject to backup withholding and information reporting with respect to payments from the trust, provided that we do not have actual knowledge or reason to know that such non-U.S. trust unitholder is a “United States person,” within the meaning of the Code, and the non-U.S. trust unitholder has provided a Form W-8 (or other qualifying documentation). In addition, a non-U.S. trust unitholder will generally not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other disposition of trust units within the United States or conducted through certain U.S.-related brokers, if the payor receives a Form W-8 (or other qualifying documentation) and does not have actual knowledge or reason to know that such non-U.S. trust unitholder is a United States person or the non-U.S. trust unitholder otherwise establishes an exemption. However, payments to non-U.S. trust unitholders of gross royalty income from the Net Profits Interest, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to the non-U.S. trust unitholder through Form 1042-S.

Backup withholding is not an additional tax. A non-U.S. trust unitholder generally will be entitled to credit any amounts withheld under the backup withholding rules against the non-U.S. trust unitholder’s United States federal income tax liability or may claim a refund provided that the required information is furnished to the IRS in a timely manner.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders.

These rules generally will apply to payments of FDAP Income made on or after January 1, 2014 and to payments of relevant Gross Proceeds made on or after January 1, 2017. Thus, to the extent the trust has FDAP Income or Gross Proceeds after these dates that are not treated as effectively connected with a U.S. trade or business (please read “—Tax Consequences to Non-U.S. Trust Unitholders”), unitholders who are foreign financial institutions or certain other non-U.S. entities may be subject to withholding on distributions they receive from the trust, or their distributive share of the trust’s income, pursuant to the rules described above.

Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our trust units.

Tax Consequences to Tax Exempt Organizations

Employee benefit plans and most other organizations exempt from U.S. federal income tax including IRAs and other retirement plans are subject to U.S. federal income tax on unrelated business taxable income. Because the trust’s income is not expected to be unrelated business taxable income, such a tax-exempt organization is not expected to be taxed on income generated by ownership of trust units so long as neither the property held by the trust nor the trust units are treated as debt-financed property within the meaning of Section 514(b) of the Code. In general, trust property would be debt-financed if the trust incurs debt to acquire the property or otherwise incurs or maintains a debt that would not have been incurred or maintained if the property had not been acquired and a trust unit would be debt-financed if the trust unitholder incurs debt to acquire the trust unit or otherwise incurs or maintains a debt that would not have been incurred or maintained if the trust unit had not been acquired.

PROSPECTIVE INVESTORS IN TRUST UNITS ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TRUST UNITS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

STATE TAX CONSIDERATIONS

The following is a brief summary of certain information regarding state income taxes and other state tax matters affecting individuals who are trust unitholders. No opinion of counsel has been requested or received with respect to the state tax consequences of an investment in trust units. The trust is not providing any tax advice with respect to the state tax consequences applicable to any particular purchaser of trust units. Accordingly, prospective investors are urged to consult their tax advisors with respect to these matters.

The trust owns net profits interests burdening specified oil and natural gas properties located in the states of Louisiana, New Mexico and Texas. Louisiana and New Mexico currently impose a personal income tax on individuals, but Texas currently does not.

An individual who is a resident of Louisiana or New Mexico will generally be subject to income tax in his or her state of residence on that individual’s entire share of the trust’s income.

New Mexico imposes income taxes upon residents and nonresidents. In the case of nonresidents, income derived from tangible property within the state is subject to tax. The income tax laws of New Mexico are based on federal income tax laws. Thus, assuming the trust is taxed as a grantor trust for federal income tax purposes, the trust unitholders will be subject to New Mexico income tax on their share of income from New Mexico net profits interests. The withholding requirements with respect to trust units under New Mexico law are uncertain; the trust has taken the position that the trust is not required to withhold income tax in New Mexico on distributions made to an individual resident or nonresident trust unitholder.

Louisiana also imposes income taxes upon residents and nonresidents. In the case of nonresidents, income derived from property within the state is subject to tax. The income tax laws of Louisiana are based on federal income tax laws. Assuming the trust is taxed as a grantor trust for federal income tax purposes, the trust unitholders will be subject to Louisiana income tax on their share of income from Louisiana net profits interests. The trust should not be required to withhold income tax due in Louisiana on distributions made to an individual resident or nonresident trust unitholder.

SELLING TRUST UNITHOLDER

This prospectus covers the offering for resale or transfer trust units by the selling unitholder. The selling unitholder acquired its trust units on November 8, 2011 in connection with the initial public offering of the trust units. The trust is registering the trust units described below pursuant to a registration rights agreement entered into between the trust and Enduro in connection with the trust’s initial public offering. See “Description of the Trust Units—Registration Rights.”

The selling unitholder may sell all, some or none of the trust units covered by this prospectus. Please read “Plan of Distribution.” No such sales may occur unless the registration statement of which this prospectus forms a part is effective at the time the selling unitholder offers or sells such trust units.

Enduro will bear all costs and expenses incidental to the preparation and filing of the registration statement of which this prospectus forms a part, excluding certain internal expenses of the trust, which will be borne by the trust, and any underwriting discounts and commissions, which will be borne by Enduro as the seller of the trust units.

The following table provides information regarding the selling unitholder’s ownership of the trust units. Enduro is not a broker-dealer registered under Section 15 of the Exchange Act, or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act.

Selling Trust Unitholder	Ownership of Trust Units Before Offering		Number of Trust Units Being Offered	Ownership of Trust Units After Offering
	Number	Percentage		Number	Percentage
Enduro Resource Partners LLC	19,800,000	60%	19,800,000	0	0%

PLAN OF DISTRIBUTION

The trust is registering trust units to permit the resale of those trust units by the selling unitholder from time to time after the date of this prospectus. The trust will not receive any of the proceeds from the sale by the selling unitholder of the trust units.

The trust units may be sold from time to time to purchasers:

•	directly by Enduro and its successors, which includes its transferees, pledgees or donees or their successors; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from Enduro or the purchasers of the trust units.

Enduro and any underwriters, broker-dealers or agents who participate in the distribution of the trust units may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the trust units by Enduro and any discounts, commissions or concessions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting discounts, and “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If Enduro is deemed to be an underwriter, it may be subject to certain statutory liabilities, including, without limitation, liabilities under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the trust units are sold through underwriters, broker-dealers or agents, Enduro will be responsible for underwriting discounts or commissions or agent’s commissions.

The trust units may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the trust units may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing and exercise of options, whether such options are listed on an options exchange or otherwise; or

•	through settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the trust units or otherwise, Enduro may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the trust units in the course of hedging their positions. Enduro may also sell the trust units short and deliver trust units to close out short positions, or loan or pledge trust units to broker-dealers that, in turn, may sell the trust units.

Broker-dealers engaged by Enduro may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from Enduro (or, if any broker-dealer acts as agent for the purchaser of trust units, from the purchaser) in amounts to be negotiated. Enduro does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Enduro may from time to time pledge or grant a security interest in some or all of the trust units owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the trust units from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling unitholders to include the pledgee, transferee or other successors in interest as selling unitholders under this prospectus.

Enduro has informed the trust that there are currently no plans, arrangements or understandings between Enduro and any underwriter, broker-dealer or agent regarding the sale of the trust units.

Because the Financial Industry Regulatory Authority (“FINRA”) views our trust units as interests in a direct participation program, any offering of trust units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.

At the time a particular offering is made, a prospectus supplement will be distributed, if required, which will set forth the aggregate amount and type of securities being offered, the price at which the securities are being sold and other material terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling unitholder and any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

The trust cannot be certain that Enduro will sell any or all of the trust units pursuant to this prospectus. Further, the trust cannot assure you that Enduro will not transfer, devise or gift the trust units by other means not described in this prospectus. In addition, trust units covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The trust units may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the trust units may not be sold unless they have been registered or qualify for sale or an exemption from registration, or a qualification is available and complied with.

Enduro and any other person participating in the sale of the trust units will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the trust units by Enduro and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the trust units and the ability of any person or entity to engage in market-making activities with respect to the trust units.

Enduro will bear all costs and expenses incidental to the preparation and filing of the registration statement of which this prospectus forms a part, excluding certain internal expenses of the trust, which will be borne by the trust, and any underwriting discounts and commissions, which will be borne by Enduro as the seller of the trust units.

LEGAL MATTERS

Richards, Layton & Finger, P.A., as special Delaware counsel to the trust, will give a legal opinion as to the validity of the trust units. Latham & Watkins LLP, Houston, Texas, counsel to Enduro, will give opinions as to certain other matters relating to the offering, including the tax opinion described in the section of this prospectus captioned “U.S. Federal Income Tax Considerations.” Any underwriter or agent will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

Certain information included or incorporated by reference in this prospectus regarding the estimated quantities of reserves of Enduro, the Underlying Properties and the Net Profits Interest owned by the trust, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers.

The financial statements of Enduro Royalty Trust appearing in Enduro Royalty Trust’s Annual Report (Form 10-K) for the year ended December 31, 2012, and the effectiveness of Enduro Royalty Trust’s internal control over financial reporting as of December 31, 2012, and the statements of revenues and direct operating expenses of the Predecessor Underlying Properties, the Samson Permian Basin Assets, and the ConocoPhillips Permian Basin Assets for the year ended December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements of Enduro Royalty Trust to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting of Enduro Royalty Trust as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The trust and Enduro have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the trust units offered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. You may read and copy the registration statement at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at the address in the previous sentence. To obtain information on the operation of the public reference room you may call the SEC at (800) SEC-0330. The SEC maintains a website on the Internet at http://www.sec.gov. The trust’s and Enduro’s registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s web site.

The trust is subject to the informational requirements of the Exchange Act, and, therefore, it files annual, quarterly and current reports and other information with the SEC. These filings are available to the public through the SEC’s website under File No. 001-35333.

The SEC allows the trust to “incorporate by reference” information that it files with them, which means that the trust can disclose important information to you by referring you to documents previously filed with the SEC. The trust incorporates by reference the documents listed below and any future filings it makes with the SEC under Section 13(a), 13(f), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to 2.02 or 7.01 on any current report on Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement, and after the date of the prospectus and before the completion of the offering of trust units under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013; and

•

the description of the trust units contained in our Registration Statement on Form 8-A filed on November 1, 2011 and any subsequent amendments or reports filed for the purpose of updating such description.

Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the trust’s filings with the SEC from the trust at no cost by writing or by telephoning the following address or telephone number:

Enduro Royalty Trust

c/o The Bank of New York Mellon Trust Company, N.A., as Trustee

919 Congress Avenue

Austin, Texas 78701

1-800-852-1422

11,200,000 Trust Units

Prospectus Supplement

September 26, 2013

Joint Book-Running Managers

Barclays

Citigroup

Goldman, Sachs & Co.

J.P. Morgan

Wells Fargo Securities

Co-Managers

RBC Capital Markets

Ladenburg Thalmann & Co. Inc.